UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 31, 2012

Reading International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	1-8625	95-3885184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Center Drive, Suite 900, Los Angeles, California		90045
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:  (213) 235-2240

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Bank of America Credit Facility

On October 31, 2012, we entered into a series of agreements with the Bank of America (or its affiliates) refinancing our U.S. cinema borrowings, putting into place an equipment lease facility to finance the acquisition of digital projectors for our U.S. cinemas, and increasing and extending our unsecured parent company line of credit.

Specifically, we replaced our GE Capital Term Loan in the amount of $27.7 million with a new credit facility with the Bank of America (the “BofA Credit Facility”) in the amount of $30.0 million.  This new revolving facility has a five-year term, amortizing at $3.0 million per year, commencing December 31, 2013.  This loan to Consolidated Entertainment, LLC (formerly Consolidated Entertainment, Inc.) is secured by the assets of Consolidated Entertainment, LLC (comprising most of our cinemas in the United States) and has an interest rate of between 2.50% and 3.00% above LIBOR or, at our discretion, 1.50% to 2.00% above the Bank of America based rate.  In our view, the covenants of the BofA Credit Facility, which include a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio, compare favorably to those under the prior GE Capital Term Loan.

 We entered into a master operating equipment lease financing agreement with Banc of America Leasing & Capital, LLC to finance the acquisition of up to $15.5 million in digital projection equipment for our U.S. cinema operations, with the intent to complete the implementation by the end of this year.

We also increased and extended our existing Reading International, Inc. line of credit from $3.0 million to $5.0 million and from August 1, 2014 until October 31, 2017.

Item 9.01.  Financial Statements and Exhibits.

99.1	Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

READING INTERNATIONAL, INC.

Date: November 6, 2012	By:	/s/ Andrzej Matyczynski
	Name:	Andrzej Matyczynski
	Title:	Chief Financial Officer